UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                    FORM 3

                                                  OMB APROVAL
                                                  OMB NUMBER:          3235-0104
                                                  Expires:    December 31,, 2001
                                                  Estimated average burden
                                                  hours per response........0.5

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Hohmann III                          Frank                           L.
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     (Last)                         (First)                      (Middle)

c/o Barbara Nims, Davis Polk & Wardwell
450 Lexington Ave.
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                                   (Street)

New York                               NY                             10017
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     (City)                         (State)                           (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)

              10/18/01
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Material Sciences Corporation (NYSE: MSE)
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5.   Relationship of Reporting Person to Issuer   (Check all applicable)

       Director                                        X 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group Filing (Check Applicable Line)

  X Form filed by One Reporting Person
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    Form filed by More than One Reporting Person
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             Table I Non-Derivative Securities Beneficially Owned


1.   Title of Security        2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                  Beneficially Owned          Form: Direct           Beneficial Ownership
                                 (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                             (I)(Instr. 5)
--------------------------------------------------------------------------------------------------------------
Common Stock                      1,604,850                        D
Common Stock                          5,000                        I                    by trust (1)





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction   5(b)(v).


                                                                (Over)
                                                                SEC 1473 (7-96)

               Table II Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)



1.   Title of Derivative       2. Date Exercisable          3.   Title and Amount of     4. Conver-    5. Owner-    6. Nature
     Security (Instr. 4)          and Expiration                 Securities Underlying      sion or       ship         of In-
                                  Date (Month/Day/ Year)         Derivative Securities      Exercise      Form of      direct
                                  -------------------------         (Instr. 4)              Price of      Deriv-       Bene-
                                  Date           Expira-       -------------------------    Derivative    ative        ficial
                                  Exer-          tion             Title           Amount    Security      Security:    Owner-
                                  cisable        Date                             or                      Direct       ship
                                                                                  Number                  (D) or      (Instr.
                                                                                  of                      Indirect     5)
                                                                                  Shares                  (I)
                                                                                                          (Instr.
                                                                                                          5)
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
None.




Explanation of Responses:

(1) 5,000 shares are held in a trust, the beneficiary of which is the adult daughter of the reporting person, and to which the reporting person is not the trustee. The reporting person disclaims beneficial ownership of these shares.


     /s/ Frank L. Hohmann, III                   October 25, 2001
    ------------------------------              --------------------
    Frank L. Hohmann, III                        Date